                                                                    Exhibit 99.1

                                Explanatory Note

         On November 28, 2003, pursuant to a certain Reorganization Agreement
  ("Reorganization Agreement") dated November 26, 2003, among other mergers,
  Nexstar Broadcasting Group, Inc. ("Group Inc.") and Nexstar Broadcasting
  Group, L.L.C. ("Nexstar LLC") merged together with the surviving entity being
  Group Inc. Pursuant to the Reorganization Agreement holders of the various classes of membership interests of Nexstar LLC received Class A, B or C, as applicable, common stock of Group Inc. in exchange for their respective
  Nexstar LLC membership interests.

         Pursuant to that certain stock option agreement dated November 28,
  2003, the Reporting Person was awarded 30,000 option shares. 50% of the option shares were vested and exercisable (subject to provisions of the stock option agreement) on November 28, 2003 and the remaining option shares will vest in increments of 10% in each of the following five years. All of the options shares will be fully vested and exercisable on November 28, 2008.